Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-230538, 333-223898, 333-216935, 333-210367, 333-202868, 333-194509, 333-194508, 333-187469, 333-116867, 333-123753, 333-132957, 333-141797, 333-149790, 333-158394, 333-165536, 333-172967, 333-180212, 333-181327, and 333-237344) and Form S-3 (No. 333-249952) of Marchex, Inc. of our report dated March 31, 2021, relating to the consolidated financial statements of Marchex, Inc. (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph related to discontinued operations) appearing in the Annual Report on Form 10-K of Marchex, Inc. for the year ended December 31, 2020.

/s/ Moss Adams LLP

Seattle, Washington

March 31, 2021